Exhibit 99.1

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Employee FAQ

We are sure you have questions about our proposed acquisition by Thoma Bravo. While it is difficult to anticipate and capture all the potential questions you may have, we tried to capture the most common in this document. If you have additional questions, we encourage you to speak with your manager or submit them via Slido and enter code [CODE]. We will continue to update this document as new questions are raised and addressed.

TRANSACTION OVERVIEW

➢	Why does Talend plan to be acquired by Thoma Bravo?

o	The proposed acquisition is the result of an intentional strategy to accelerate our business and benefit all stakeholders.

o	Thoma Bravo believes in the Talend team, our market opportunity, and our vision, and we believe that with their support we can become a highly successful market leader and industry disrupter.

o	Thoma Bravo has a clear and successful track record of investing in product innovation and customer service, and driving the long-term, sustainable growth of the software and technology companies it acquires.

o	We are excited about this next chapter and confident that the transaction would benefit Talend and our stakeholders, including our employees, customers, and shareholders.

▪	For our company, Thoma Bravo would provide Talend with additional expertise, capital, and resources to execute against our vision, accelerate our product innovation, and continue our transition to the cloud.

▪	For our employees, we expect there would be additional career development and advancement opportunities over time as part of a stronger organization. It would enable us to double down on current key initiatives and unlock innovation to propel Talend’s future. In addition, the team would have the opportunity to leverage and learn from the expertise of an outstanding organization that has built one of the largest software portfolios in the world.

▪	For our customers, we would have the flexibility to further invest in and accelerate our cloud transition, customer-first approach, and innovative solutions that serve their evolving needs.

▪	For our security holders, this transaction would deliver significant and immediate cash value.

o	It’s important to note that this opportunity is only possible thanks to the dedication and hard work of Talend employees. It is our proven ability to execute and meet our objectives that created the right attention and interest, which afforded us a number of options and the ability to ultimately choose the optimal path forward.

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➢	How did this transaction come about?

o	Our Board and management team conducted a targeted process with potential financial and strategic parties and determined that this transaction would be the best path forward for Talend.

o	Thoma Bravo has followed our business for a long time – they were incredibly impressed with the progress we’ve made on our cloud strategy and they are excited about our prospects going forward.

➢	Who is Thoma Bravo?

o	Thoma Bravo is a leading private equity firm that focuses on investing in software and technology companies.

o	The firm works collaboratively with existing management teams, providing tremendous resources for investment in order to create sustainable long-term growth.

o	They are committed to a partnership approach, and they intentionally seek to invest not just in strong market opportunities, but in teams who share their values and have a strong future vision.

o	Thoma Bravo brings directly relevant and value-enhancing expertise through its 270 software and technology investments over the last 40 years.

o	The firm has successfully acquired and driven significant growth in numerous companies, including Dynatrace, SailPoint, Ellie Mae, Barracuda Networks and Sophos, among many others.

➢	Why go private? Why would this transaction be good for Talend?

o	Thoma Bravo believes in our company, our people, our market opportunity and our vision and we believe that with their support, we can become a highly successful market leader and industry disrupter.

o	This transaction is about endeavoring to solidify Talend’s position as a data market leader and capitalizing on market tailwinds and opportunities for continued growth.

o	As a private company with the support of Thoma Bravo, we would benefit from additional expertise, build on our progress, further develop our cloud offering, and introduce Talend’s solutions to an even broader universe of customers. We would also gain the capital and resources to execute against our vision, accelerate our product innovation, and continue our transition to the cloud.

o	As a public company, we are constantly stretched between long-term growth opportunities and what we need to accomplish to meet near-term financial expectations. We believe that this path would give us far greater flexibility to focus on the right areas and make the right investments to disrupt the market. We also believe it would give us a better competitive position relative to Informatica and Fivetran.

➢	What would this acquisition mean for Talend employees?

o	We believe this is an exciting next chapter for Talend that would provide many benefits for our employees and other stakeholders.

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o	This would provide the opportunity for us to double-down on our key initiatives, including our transition to the cloud, and disrupting the market with innovations to solve broad, market-wide challenges.

o	Importantly, as we continue to grow our business and flourish, we expect employees would benefit from even more career development and advancement opportunities over time as part of a stronger organization.

o	In the near-term, the announcement has no impact on our day-to-day operations, and we’re counting on you to stay focused on your current responsibilities and to continue to support our valued partners and customers.

➢	What would it mean to be a private company?

o	The shares and other securities of private companies are not publicly traded.

o	Assuming the transaction is completed, which we hope will occur in the second half of 2021, Talend’s stock would no longer be publicly traded, and we would effectively have one controlling owner instead of many public investors.

o	That said, today’s announcement is just the first step in an acquisition process. There are still a number of approvals required and conditions that must be satisfied before the transaction is complete.

o	Until then, we remain an independent, publicly traded company. The announcement has no impact on our day-to-day operations and our business objectives remain the same.

STRATEGY & LEADERSHIP

➢	Would being acquired impact our newly launched strategy?

o	No, we currently intend to continue to pursue our strategy to become strategic partners to our customers and deliver trusted data they can run their businesses on.

➢	What role would Thoma Bravo play in key Talend strategic decisions?

o	Thoma Bravo’s standard approach is to partner with existing management teams and advise on strategic decisions based on insights and experience gained from having built the world’s largest software portfolios. This would be very similar with how Talend management collaborates with Talend’s Board today.

➢	What would happen to Talend’s leadership following the close of the transaction?

o	It’s not something that’s been discussed, but we note that Thoma Bravo believes in the broader Talend team, our market opportunity, and our vision, and we believe that with their support, we can become a highly successful market leader and industry disrupter.

ONGOING OPERATIONS

➢	How would this transaction affect my day-to-day responsibilities?

o	We currently expect that day-to-day responsibilities would be unchanged for the vast majority of employees.

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o	In the near-term, the announcement has no impact on our day-to-day operations, and we’re counting on you to stay focused on your current responsibilities and to continue to support our valued partners and customers.

➢	What should I do if customers or business partners ask me about the transaction?

o	Our sales force and partner-facing employees have received communications toolkits with talking points and Q&As to guide discussions with these stakeholders.

o	In general, it’s important to remind our customers and business partners that they remain our top priority. This transaction represents an exciting new chapter for Talend that would solidify our position as a leader in data integration and integrity and better serve our customers.

o	While this transaction would bring about a change of ownership, it would not change the customer-first culture that drives us every day.

o	It’s also important to emphasize that it is business as usual at Talend and our customers and business partners should not expect any changes to the way we work with them.

➢	Will we need to go through another budget review for the remainder of 2021 spending?

o	Until the transaction is complete, it remains business as usual at Talend, so there are no changes anticipated to current budget plans before the close of the transaction.

➢	Will we have to reestablish contracts/POs/etc., with vendors?

o	We will launch a process to identify any new requirements around current contracts and inform those involved as needed.

➢	Can I continue to recruit/fill open roles on my team?

o	We will continue to recruit and hire appropriately to plan to fill open roles based on the ongoing guidance and approval of the People and Legal teams.

➢	What resources are available for recruiters/hiring managers to use with candidates?

o	We have prepared Candidate Speaking Points for the recruiting team, hiring managers and interviewers.

JOB CONSIDERATIONS

➢	Do you expect any layoffs as a result of the transaction?

o	This is not something we have discussed as a result of this transaction.

o	Again, Thoma Bravo believes in the Talend team, our market opportunity, and our vision, and we believe that with their support, we can become a highly successful market leader and industry disrupter.

o	As has always been and will continue to be the case, we will actively and continually evaluate business needs and make staffing changes as required for our success based on corporate structure, operations, and needs.

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o	It’s important to keep in mind that this transaction is about growth, and we expect there would be additional career development and advancement opportunities as part of a stronger organization over time.

o	As we continue to move through this process, we will continue to keep you informed once decisions are made.

➢	Will our office locations remain the same once the transaction closes?

o	We anticipate having a continued presence in the markets we serve today, such as the U.S. and France.

o	We do plan to continue to evolve our office strategy to best serve the ongoing needs of the business.

➢	Do you anticipate any changes for those who have permanent remote work locations?

o	While we don’t currently anticipate changes to our remote work policy, many details have yet to be worked out.

➢	Would this change my visa approval status? Would I need to re-apply?

o	We will monitor visa rules and directly communicate with any potentially impacted employees.

➢	How will we communicate with employees on LOAs?

o	The People Team will connect directly with employees on LOAs.

BENEFITS, EQUITY AND COMPENSATION

➢	Will this transaction have any impact on employee benefits and compensation?

o	No, we don’t anticipate any changes to benefits or compensation.

o	It is important to note that Thoma Bravo shares a similar commitment to providing competitive compensation and benefit plans to employees.

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➢	Would this transaction have any impact on my current equity and vesting schedule?

o	No, we don’t anticipate any changes to the equity or vesting schedule.

o	However, unvested stock options, RSUs, and PSUs will convert into the right to receive a cash sum amount based on the offer price.

o	The timing of payment will follow the existing vesting schedule and be made in cash, subject to tax withholding.

➢	What does this announcement mean for Focal equity award process?

o	We don’t anticipate any changes to the Focal equity award process. However, unvested stock options, RSUs, and PSUs will convert into the right to receive a cash sum amount based on the offer price.

o	The timing of payment will follow the existing vesting schedule and be made in cash, subject to tax withholding.

➢	What considerations are being made regarding the portion of my total compensation package delivered through the long-term incentive program (RSUs, PSUs, and options)?

o	The announcement today is a first step in the process. As we progress, this is an area we have to look at. As decisions are made, we will keep you informed.

o	That said, Thoma Bravo shares a similar commitment to providing competitive compensation and benefit plans to employees.

➢	Will the acquisition have an impact on the bonus structure, the newly adopted non-executive bonus plan, or the Q1 bonus payout?

o	We don’t anticipate any changes to bonus structure or Q1 bonus payout.

➢	What would happen to ESPP should Talend become a private company, and would another program be introduced to replace it?

o	Assuming the transaction closes, Talend will be a privately held organization. As such, Talend will no longer offer the ESPP.

o	The announcement today is a first step in the process. As we progress, this is an area we have to look at more closely and evaluate options. We will keep you informed of our programs and once decisions are made.

o	It should be noted that Thoma Bravo shares a similar commitment to providing competitive compensation and benefit plans to employees.

➢	Will my promotion and/or merit increase still be effective April 1 (per Focal)?

o	Yes, merit and promotions have been approved and will be communicated as per our previously outlined schedule.

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➢	What is a tender offer? What are the next steps in this process? Should I tender my shares? How do I do that?

o	As communicated in the press release, under the terms of the agreement, Thoma Bravo intends to make a “tender offer” to acquire all outstanding Talend shares and American Depositary Shares. This is a public bid for shareholders to sell their stock.

o	Shareholders would be given an opportunity to “tender” or sell their stock for a set price (in this case $66.00 per American Depositary Share) within a stated time limit.

o	Along with Talend’s other shareholders, employee shareholders will receive information regarding the terms of the tender offer and instructions on how to tender their shares.

o	The closing of the tender offer is subject to receipt of customary transactional regulatory approvals and other customary closing conditions, including the tender by Talend shareholders of at least 80% of the outstanding ordinary shares.

➢	I own Talend stock. What will happen to employee stock?

o	As with all shareholders of Talend ordinary stock, upon closing of the transaction, employees who are Talend shareholders and who decide to tender their shares to the offer will receive $66.00 or approximately €55.54 in cash for each American Depositary Share of Talend stock owned.

o	This represents a premium of approximately 29% to Talend’s closing price on March 9, 2021 and an 81% premium to the volume weighted average price over the last twelve months.

o	Additional details will be provided prior to the transaction closing.

➢	How will my vested stock options, RSUs, and PSUs be treated under memorandum of understanding? What about unvested stock options, RSUs, and PSUs?

o	Employees with vested RSUs and PSUs (other than RSUs and PSUs, which are still subject to lock-up) will be able to tender their shares to the offer.

o	Unvested stock options, RSUs, and PSUs will convert into the right to receive a cash sum amount based on the offer price. The timing of payment will follow the existing vesting schedule and be made in cash, subject to tax withholding.

o	Employees with vested stock options will be able to exercise their options on a cashless basis to tender the underlying shares in the offer.

➢	Will the RSU vesting schedule between deal announcement and deal closure be affected?

o	We do not expect any changes to RSU vesting schedules.

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➢	As a newly hired employee who has not yet received an equity grant as outlined in my employment offer agreement, will I be otherwise compensated?

o	Until the transaction closes, we will continue to operate as an independent, public company, and it is business as usual, including with respect to equity.

o	Decisions on compensation plans will be considered following the close of the acquisition. We will communicate once decisions are made.

➢	Will current candidates in the hiring process be offered equity?

o	Any compensation offers made to current candidates and offers to new hires who have not yet onboarded will be considered on an individual basis.

➢	How will equity awards be impacted for employees who terminate between now and pre-close of the transaction? Who can guide them on how to dispose of their equity?

o	Stock Admin will be able to guide those who terminate during the transaction.

QUESTIONS

➢	What should I do if I am contacted by the media or shareholders about the transaction?

o	Consistent with our policy, please forward media inquiries to Alice Borda at aborda@talend.com and investor inquiries to Damaari Drumright at drumright@talend.com.

➢	Where can I get additional information? Who can I contact if I have more questions?

o	If you have additional questions, please don’t hesitate to reach out to your manager. You may also submit questions by name or anonymously via Slido and enter code [CODE].

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Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”) by Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Parent will commence, or will cause to be filed, a tender offer for all of the outstanding shares, American Depositary Shares, and other outstanding equity interests of Talend. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Talend. It is also not a substitute for the tender offer materials that Parent will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent will file tender offer materials on Schedule TO with the SEC, and Talend will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S SECURITY HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Talend’s investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s investors and security holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. TALEND’S investors and security holders ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR TALEND WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Talend and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that transaction may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.